Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

First Amendment to Employment Agreement (“First Amendment”) effective December 30, 2008, between Virtual Radiologic Corporation, a Delaware corporation (“Company”), and Robert Kill (“Executive”).

Whereas, Company and Executive are parties to an Employment Agreement dated May 29, 2007 (“Original Agreement”); and

Whereas, Company and Executive desire to amend the Original Agreement to comply with the requirements of Section 409A of the Internal Revenue Code.

Now therefore Company and Executive agree as follows:

A.                                   Section 8(a) of the Original Agreement is amended in its entirety to read as follows:

(a)                                  Disability.  Upon such termination, the Company shall pay or provide Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments, benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”). Such benefits shall be paid 15 days following the date of termination under this provision

B                                        Section 8(d) of the Original Agreement is amended in its entirety to read as follows:

(d)                                 Termination Without Cause or for Good Reason.  If Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability) or by Executive for Good Reason, the Company shall pay or provide Executive with (i) Accrued Amounts; (ii) a pro-rata portion (determined by multiplying the amount Executive would have received had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that Executive is employed by the Company and the denominator of which is 365) of Executive’s Annual Bonus for the performance year in which Executive’s termination occurs at the time that annual bonuses are paid to other senior executives; provided that the Board determines in good faith that the Company was on plan for Executive to earn such bonus at the time of termination; (iii) continue his then current Base Salary as if his employment continued for a period of twelve (12) months from the date of termination, subject to the mitigation provisions set forth below; and (iv) subject to Executive’s continued co-payment of premiums, continued participation for twelve (12) months in all health and welfare plans which cover Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect on the date of termination.  If at any time after Executive’s termination while the Company is obligated hereunder to make such payments of Base Salary or continue such benefits, Executive receives compensation for providing services as an employee or as an independent contractor from any person or entity, then Executive shall immediately notify the Company of such event and the Company’s obligation to continue to make such payments to Executive shall be reduced by the gross amount of any such payments and the obligation to continue to provide benefits shall cease at such time as Executive is eligible for health insurance coverage by any successor employer or person or entity, prompt notice of which Executive shall furnish to the Company.  Executive shall use good faith and reasonable efforts to find and secure new employment after any such termination.  To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on Executive, the Company shall pay Executive an amount equal to the amount the Company would have paid for such benefits on behalf of Executive if the benefits were provided to him as an employee.  The continuation of health benefits under this subsection shall reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  All benefits provided under Section 8d(iii) may be paid to the Employee within thirty (30) days of the termination date once all necessary applicable releases have been signed by the Employee and returned to the Company.  Notwithstanding anything to the contrary herein, if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code as of the date of any termination, any benefits due under this Section 4(d) otherwise  payable within six months following termination shall be provided in one lump sum six months from the date of termination.  However, any payment or portion thereof which is subject to an exemption for separation pay to specified employees as provided under Section 409A and the relevant Treasury Regulations, or is subject to any other exemption provided under Section 409A and the relevant Treasury Regulations allowing for payment to a specified employee prior to the date that is six (6) months after the date of separation from service, may be paid to Employee within thirty (30) days of the termination date once all applicable releases have been signed by the Executive and returned to the Company.

C.                                     The Original Agreement, as amended by this First Amendment, shall continue in full force and effect according to its terms.

(the remainder of this page is intentionally blank)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to be effective as of the date first written above.

COMPANY

Virtual Radiologic Corporation

By:	/s/ Nabil El-Hage
Name: Nabil El-Hage
Its: Compensation Committee Chair

EXECUTIVE

Robert Kill

By:	/s/ Robert Kill